                                                                  EXHIBIT 99.10

                                                       Corporate
                                                       Investor
                                                       Communications,
 [LOGO OF CIC APPEARS HERE]                            Inc.
--------------------------------------------------------------------------------
                                                       111 Commerce Road
                                                       Carlstadt, NJ 07072-2586
                                                       (201) 896-1900
                                                       (201) 804-8017 Fax



August 2, 1999



Samsonite Corporation
11200 East 45th Avenue
Denver, Colorado 80239
Attn.:  Mr. Steve Armstrong
        General Counsel

                            RE: RETAINER AGREEMENT

Dear Steve:

In accordance with the terms of this Agreement, The Client indicated below ("The Client") hereby retains Corporate Investor Communications, Inc. ("CIC") to perform the following services ("Services"):

     In connection with the upcoming Rights Offering to shareholders, CIC will conduct a broker/nominee inquiry to ascertain the number of beneficial owners, provide for the distribution of the offering documents to the reorganization departments of each institution and forward additional materials as requested. CIC will respond to the volume of shareholder inquiries regarding the terms of the offer and proper execution of the documents and will monitor the response rate for the duration of the offer. CIC will, if requested, proactively contact registered shareholders and NOBOs to help promote a high level of participation.

1. Fee. In consideration of the Services to be provided, The Client shall pay a Retainer Fee of Six Thousand Five Hundred Dollars ($6,500) ("Retainer Fee") which shall be payable by The Client simultaneously with execution of this Agreement. This Retainer Fee shall be credited against the following fee to be charged to The Client for the Services hereunder:

     The Fee for Information Agent is $6,500, based on the distribution of offering documents. Our fee for incoming shareholder inquiries on our toll-free telephone number will be billed at a unit fee of $4.50 per incoming telephone call received. The fee for contacting NOBOs and registered shareholders, if requested, will include a unit fee of $4.00 per holder contacted, a $300 set-up fee and out-of-pocket expenses related to telephone number lookups and line charges associated with unanswered calls. The Client will reimburse CIC for all reasonable out-of-pocket disbursements which may include postage, telephone and courier charges, data transmissions and other expenses approved by The Client.

                                                       Corporate
                                                       Investor
                                                       Communications,
 [LOGO OF CIC APPARS HERE]                             Inc.
--------------------------------------------------------------------------------
                                                       111 Commerce Road
                                                       Carlstadt, NJ 07072-2586
                                                       (201) 896-1900
                                                       (201) 804-8017 Fax

August 2, 1999
Samsonite Corporation
Mr. Steve Armstrong
Retainer Agreement (page 2)


2. Term/Termination. This Agreement shall commence on the date indicated below and shall continue until CIC has completed the Services required of it hereunder. CIC may terminate this Agreement in the event of default by The Client. Default is defined to include: The Client's failure to pay any amount within thirty (30) days after invoice for said amount is delivered to The Client if The Client defaults in there performance of any representation, warranty or obligation of The Client set forth herein and such default continues, uncured, for a period of twenty (20) days after delivery of written notice of such default by CIC to The Client.

3. Additional Terms and Conditions. This Agreement is subject to the General Terms and Conditions set forth on the reverse side hereof.

CORPORATE INVESTOR                          SAMSONITE CORPORATION
COMMUNICATIONS, INC.                        ------------------------------------
                                            [CLIENT]

     /s/ Charlotte Brown                          /s/ Steve Armstrong
________________________________________    ____________________________________
Authorized Signature                        Authorized Signature

                                                      Steve Armstrong
________________________________________    ____________________________________
Charlotte Brown                             Name

                                                      General Counsel
________________________________________    ____________________________________
Vice President, Corporate Services Group    Title

                                                       8/5/99
_______________________________________     ____________________________________
August 2, 1999                              Date

                          GENERAL TERMS AND CONDITIONS

Representations and Warranties. CIC hereby represents and warrants that this Agreement is valid and binding upon CIC. The Client hereby represents and warrants that this Agreement is valid and binding upon The Client, that the execution hereof and the performance by The Client of its obligations hereunder will not cause or otherwise result in a default by The Client of any contract, agreement, commitment or obligations to which The Client is a party or by which it is otherwise bound. The forgoing representations are in lieu of all other representations and/or warranties express or implied. CIC's liability for damages, regardless of the from of action, will not exceed the actual fees paid by The Client for the Services hereunder during the twelve (12) months immediately preceding the date on which such damages were incurred. No action arising out of this Agreement may be brought by either party more than one year after such cause of action has accrued.

Confidential Information.

     (a) All Confidential Information shall be and shall remain the sole and exclusive property of CIC. The Client agrees to hold the Confidential Information in the strictest confidence and to employ all reasonable measures to prevent the unauthorized use thereof which shall not be less than those measures employed by The Client in protecting its own trade secrets and Confidential Information. Such measures shall include procedures for controlling the dissemination of such Confidential Information only to authorized agents and employees of The Client who need to know the Confidential Information and who shall be informed by The Client of its confidential nature and who shall agree, in advance, to treat the Confidential Information in strict confidence, in accordance with these requirements, and The Client shall be liable for any breach by such employees or agents of the terms hereof.

     (b) For the purpose of this Agreement, the term "Confidential Information" shall mean all information, materials, documents, data or advice in whatever form and however complied by or on behalf of CIC concerning The Client, its parent subsidiaries or affiliates including without limitation, market surveillance information, shareholder profile information, investor targeting information and vote projection information, and any and all documents or materials developed by CIC from information provided by The Client.

     (c) The term "Confidential Information" shall not include information that
(i) is generally known by or available to the public or which becomes known or available by means other than a breach by The Client; (ii) is legally known to The Client at the time The Client receives such information from CIC; and (iii) is legally disclosed to The Client by an independent third party without restriction on disclosure.

     (d) Immediately upon termination of this Agreement, The Client shall return or, alternatively, destroy any and all documents, materials and information in any form and all copies thereof consisting of or relating to the Confidential Information and shall confirm, in writing to CIC that all of the foregoing has been destroyed. This obligation shall survive termination of this Agreement.

Indemmification. The Client hereby agrees to hold harmless and indemnify CIC and its officers, directors and employees against any and all losses, claims, causes of action, damages, liabilities, costs and expenses, including reasonable attorneys fees ("Indemnified loss") incurred by any or all of the foregoing parties arising from or relating, directly or indirectly, to (i) a breach by The Client of the terms of this Agreement, or (ii) the Services provided by CIC to The Client under this Agreement, except to the extent that any such Indemnified Loss is the result of the gross negligence or willful misconduct of any CIC officer or employee. Without in any way limiting the foregoing, The Client hereby agrees to pay any and all costs and expenses including, but not limited to: attorneys' fees for count appearance necessary or appropriate for CIC to enforce, interpret or defend this Agreement, defend or respond to any proceeding investigation or governmental inquiry or action at law or in equity arising out of, relating to, or in connection with the Services provided by CIC to The Client under this Agreement; or respond to any subpoena of CIC's records as they relate to The Clients and/or the Services provided by CIC hereunder. Reimbursement will be made to the indemnified persons at the time as such loss, cost or expense is incurred, CIC hereby agrees to notify The Client of any claim or cause of action against CIC arising out, relating to, or in connection with the Services provided by CIC under this Agreement. The obligation set forth in this paragraph shall survive termination of this Agreement.

Late Payment. All invoices shall be due and paid by The Client within thirty
(30) days after the date of invoice. Any payments which are not received by CIC within that time will incur interest at the rate of one and one-half percent
(1 1/2%) per month or at the legally permissible interest rate, whichever is lower.

Entire Agreement. This agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified except in writing signed by both parties. This Agreement shall be binding upon the parties and their respective successors and permitted assigns. This Agreement may not be assigned by The Client without the express written consent of CIC.

Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provision hereof, all of which shall remain enforceable in accordance with their terms.

Notices. Any notice or other communication to be given by either party hereto to the other party hereto shall be in writing and mailed by certified mail with return receipt requested to the party to be notified at its address set forth at the beginning of this Agreement (or at such different address as the party to receive the notice so designates by advance written notice to the other party).

Governing Law and Venue. This Agreement shall be governed and interpreted by the laws of the State of New Jersey and the parties expressly agree that any dispute arising out of or relating to this Agreement or its performance shall be in resolved in the Supreme Court, Bergen County, New Jersey and each party consents to the In personam jurisdiction of such court for the purpose of resolving any such dispute. This paragraph shall survive termination of this Agreement.